Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

MICROBOT MEDICAL INC.

Pursuant to

§ 242 of the General Corporation Law

of the State of Delaware

The undersigned, being the Chief Executive Officer of Microbot Medical Inc., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.	The Board of Directors of the Corporation (the “Board”), by unanimous written consent dated February 18, 2025, adopted resolutions (the “Amending Resolutions”) to further amend the Certificate of Incorporation of the Corporation, as filed with the Delaware Secretary of State on August 2, 1988, as amended and/or restated (together with any amendments, restatements and certificates of designations, the “Certificate of Incorporation”); and

2.	The Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board duly adopted the Amending Resolutions setting forth and declaring advisable this Certificate of Amendment to Certificate of Incorporation and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of the stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 10, 2025 at which meeting the required number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted the Certificate of Amendment to Certificate of Incorporation.

NOW, THEREFORE, to effect the Amending Resolutions:

1.	Upon the Effective Time (as defined below), the first paragraph of Paragraph THREE of the Certificate of Incorporation is hereby stricken and replaced with the following:

“The total number of shares of capital stock that the Corporation is authorized to issue is one hundred and twenty one million (121,000,000), of which one hundred and twenty million (120,000,000) shares are common stock having a par value of $0.01 per share (the “Common Stock”), and one million (1,000,000) shares are undesignated preferred stock having a par value of $0.01 per share (the “Undesignated Preferred Stock”).”

2.	This Certificate of Amendment to Certificate of Incorporation shall become effective on June 10, 2025 (the “Effective Time”).

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of Microbot Medical Inc. to be signed by Harel Gadot, Chief Executive Officer, this 10th day of June, 2025, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	CEO, President and Chairman